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EXHIBIT 10.06

AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

        This Amendment to that Executive Employment Agreement ("Agreement") dated September 12, 2002, between Paul-Son Gaming Corporation (together with its successors and assigns as permitted under that Agreement, the "Company") and Eric P. Endy (the "Executive"), is made and entered into this 27th day of March, 2003, by and between the Company and Executive.

        WHEREAS, the Company and Executive wish to amend the Agreement to change Executive's position from Executive Vice President to Consultant, to permit Executive to relocate his office outside the Company's office building, to permit Executive to engage in other employment and business ventures and to affirm all other terms of the Agreement.

        NOW, THEREFORE, the parties agree as follows:

  1.
  Section 1(e)(ii)(c) is hereby amended to delete the term "Executive Vice President" and to substitute in its place the term "Consultant."

  2
  Section 1(i)(a) is hereby amended to delete the term "Executive Vice President" and to substitute in its place the term "Consultant."

  3.
  Section 3(a) of the Agreement is hereby amended in its entirety to read:

    During the Term of Employment and subject to the customary reasonable policies and directives established by the President, the Executive shall be employed as a Consultant with only such duties as may be assigned from time to time by the President. The Executive shall report to and be under the reasonable direction and control of the President of the Company. Executive agrees not to represent himself to be an officer of the Company. Executive shall not have any right or authority to, and shall not, assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of, or on behalf of the Company, except as expressly authorized by the President.

  4.
  Section 3(b) of the Agreement is hereby amended in its entirety to read:

    Subject to Sections 11 and 12 hereof, the Executive is permitted to engage in other employment or business ventures, in charitable and community affairs, managing personal investments, and serving as a member of boards of directors of industry associations or non-profit or for profit organizations, provided that Executive shall not engage in any activity which is likely to have an adverse effect on the reputation of the Company. Section 11 to the contrary notwithstanding, Executive may engage in the business of selling gaming paraphernalia to customers that are not casinos, provided that if the Company notifies Executive that the Company or any of its affiliates will sell to such customers, Executive shall cease to engage in such activity within ninety (90) days after the date of the Company's notice. The Executive has disclosed to the Company in writing his current involvement in such entities or organizations. Not less often than on January 1 of each year, the Executive shall disclose in writing to the President of the Company any changes to the information with respect to involvement in such entities or organizations. The foregoing to the contrary notwithstanding, Executive shall make himself available to perform tasks assigned to him by the President on 48-hours notice, notwithstanding his other involvements, except when Executive is not reasonable available due to family or personal emergencies, his being ill, out of town or on vacation, or similar events.

  5.
  Section 8(a) of the Agreement is hereby amended in its entirety to read:

    (a) During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company, upon submission of adequate documentation, for all reasonable out-of-pocket expenses incurred by the Executive in accordance with the Company's policies in performing services under this Agreement, provided that Executive shall not incur any expenses without the prior approval of the President or the Chief Financial Officer of the Company.

  6.
  Section 8(b) of the Agreement is hereby amended in its entirety to read:

    (b) Executive shall be entitled to purchase the automobile that the Company has provided for his use for $1.00. Executive shall be responsible for all expenses related to such automobile and shall not be entitled to any allowance or other amounts toward the operation, maintenance or insurance of the automobile, except that when use of the automobile for Company business is expressly authorized by the President or Chief Financial Officer, Executive shall be entitled to mileage reimbursement at the then-current standard IRS mileage reimbursement rate, provided Executive keeps and submits proper documentation in accordance with Section 8(a) and applicable IRS regulations.

  7.
  The Company and Executive each acknowledges that the other has fully complied with the terms of the Agreement as of the date of this Amendment. Executive agrees that this Amendment and the transactions contemplated hereby and the actions and negotiations that preceded this Amendment do not constitute termination without cause or Constructive Termination Without Cause, and Executive hereby waives any claims of such.

  8.
  Section Headings. The Section headings in this Amendment are for convenience of reference only and are not a part of this Amendment.

  9.
  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any choice of law doctrine (whether of the State of Nevada or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

  10.
  Effect of Agreement. Except as amended by this Amendment, all of the terms, conditions, provisions and covenants of the Agreement shall remain and continue in full force and effect and are hereby ratified, repeated and confirmed in all respects.

  11.
  Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement and understanding among the parties and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

  12.
  Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall not be effective and binding upon the parties until signed by all of them.

        IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first written above.

	"Company"	"Executive"

PAUL-SON GAMING CORPORATION, a Nevada corporation
/s/ ERIC P. ENDY Eric P. Endy
By:	/s/ GERARD CHARLIER Gerard Charlier
Its:	President and CEO

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  EXHIBIT 10.06
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT